Exhibit 99.1

PCB Bancorp Reports Earnings of $7.0 million for Q3 2022
Los Angeles, California - October 27, 2022 - PCB Bancorp (the “Company”) (NASDAQ: PCB), the holding company of PCB Bank (the “Bank”), today reported net income of $7.0 million, or $0.46 per diluted common share, for the third quarter of 2022, compared with $9.1 million, or $0.60 per diluted common share, for the previous quarter and $11.0 million, or $0.73 per diluted common share, for the year-ago quarter.
Q3 2022 Highlights
•Net income totaled $7.0 million, or $0.46 per diluted common share, for the current quarter;
◦The Company recorded a provision (reversal) for loan losses of $3.8 million for the current quarter compared with $(109) thousand for the previous quarter and $(1.1) million for the year-ago quarter.
◦Allowance for loan losses (“Allowance”) to loans held-for-investment(1) ratio was 1.21% at September 30, 2022 compared with 1.15% at June 30, 2022, 1.29% at December 31, 2021 and 1.39% at September 30, 2021. Adjusted Allowance to loans held-for-investment ratio(2) was 1.21% at September 30, 2022 compared with 1.15% at June 30, 2022, 1.34% at December 31, 2021 and 1.48% at September 30, 2021.
◦Net interest income was $24.0 million for the current quarter compared with $21.4 million for the previous quarter and $20.2 million for the year-ago quarter. Net interest margin was 4.25% for the current quarter compared with 4.01% for the previous quarter and 3.93% for the year-ago quarter.
◦Gain on sale of loans was $1.4 million for the current quarter compared with $2.0 million for the previous quarter and $4.3 million for the year-ago quarter.
•Total assets were $2.33 billion at September 30, 2022, a decrease of $17.5 million, or 0.7%, from $2.34 billion at June 30, 2022, but an increase of $177.3 million, or 8.2%, from $2.15 billion at December 31, 2021 and an increase of $222.4 million, or 10.6%, from $2.10 billion at September 30, 2021;
•Loans held-for-investment were $1.96 billion at September 30, 2022, an increase of $126.2 million, or 6.9%, from $1.83 billion at June 30, 2022, an increase of $227.0 million, or 13.1%, from $1.73 billion at December 31, 2021, and an increase of $251.4 million, or 14.7%, from $1.71 billion at September 30, 2021;
•Total deposits were $1.98 billion at September 30, 2022, a decrease of $19.5 million, or 1.0%, from $2.00 billion at June 30, 2022, but an increase of $111.0 million, or 5.9%, from $1.87 billion at December 31, 2021 and an increase of $145.4 million, or 7.9%, from $1.83 billion at September 30, 2021;
•The Company announced a repurchase program on July 28, 2022 for the repurchase up to 5% of outstanding common stock. As of September 30, 2022, the Company repurchased and retired 119,941 shares of common stock for an aggregate cost of $2.2 million; and
•The Bank changed its name from Pacific City Bank to PCB Bank and opened 2 new full-service branches in Dallas, Texas and Palisades Park, New Jersey.
“We are pleased to announce our continued solid financial performance for the third quarter of 2022,” stated Henry Kim, President and Chief Executive Officer. “We funded $172 million in loans held-for-investment during the third quarter, resulting in a loan balance increase of 6.9% quarter-over-quarter or 13.1% year-to-date. Compared with the second quarter of 2022, our net interest margin expanded 24 basis points to 4.25% and our net interest income increased 12.5% to $24.0 million for the third quarter. In keeping with our expansion strategic initiative to increase the value of our franchise, we successfully opened two new full-service branches in Dallas, Texas, and Palisades Park, New Jersey during the third quarter of 2022.”
“As we look ahead into the fourth quarter of this year, we will continue to remain opportunistic with our strong capital position and invest in our long-term franchise value by strategically expanding our footprint. We are on schedule to open one more full-service branch in Carrollton, Texas during the fourth quarter of this year,” concluded Kim.
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(1)     Loans held-for-investment are presented net of deferred fees and costs in this press release.
(2)     Adjusted Allowance to loans held-for-investment ratio is a non-GAAP measure, which excludes U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

Financial Highlights (Unaudited)

($ in thousands, except per share data)	Three Months Ended					Nine Months Ended
	9/30/2022	6/30/2022	% Change	9/30/2021	% Change	9/30/2022	9/30/2021	% Change
Net income	$6,953	$9,092	(23.5)%	$11,023	(36.9)%	$26,285	$29,427	(10.7)%
Diluted earnings per common share	$0.46	$0.60	(23.3)%	$0.73	(37.0)%	$1.73	$1.92	(9.9)%

Net interest income	$24,023	$21,351	12.5%	$20,227	18.8%	$65,367	$57,042	14.6%
Provision (reversal) for loan losses	3,753	(109)	NM	(1,053)	NM	2,453	(3,134)	NM
Noninterest income	3,176	3,648	(12.9)%	5,588	(43.2)%	12,110	13,596	(10.9)%
Noninterest expense	13,695	12,245	11.8%	11,232	21.9%	38,011	32,040	18.6%

Return on average assets (1)	1.19%	1.65%		2.11%		1.58%	1.94%
Return on average shareholders’ equity (1)	8.16%	12.48%		17.98%		11.84%	16.40%
Return on average tangible common equity (“TCE”) (2)	10.25%	13.85%		17.98%		13.31%	16.40%
Net interest margin (1)	4.25%	4.01%		3.93%		4.05%	3.82%
Efficiency ratio (3)	50.35%	48.98%		43.51%		49.06%	45.36%

($ in thousands, except per share data)	9/30/2022	6/30/2022	% Change	12/31/2021	% Change	9/30/2021	% Change
Total assets	$2,327,051	$2,344,560	(0.7)%	$2,149,735	8.2%	$2,104,699	10.6%
Net loans held-for-investment	1,935,476	1,811,939	6.8%	1,709,824	13.2%	1,684,071	14.9%
Total deposits	1,978,098	1,997,607	(1.0)%	1,867,134	5.9%	1,832,666	7.9%
Book value per common share (4)	$22.40	$22.36		$17.24		$16.68
TCE per common share (2)	$17.75	$17.73		$17.24		$16.68
Tier 1 leverage ratio (consolidated)	14.74%	15.37%		12.11%		11.91%
Total shareholders’ equity to total assets	14.30%	14.26%		11.92%		11.76%
TCE to total assets (2), (5)	11.33%	11.31%		11.92%		11.76%

(1)Ratios are presented on an annualized basis.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(3)Calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
(4)Calculated by dividing total shareholders’ equity by the number of outstanding common shares.
(5)The Company did not have any intangible asset component for the presented periods.

Result of Operations (Unaudited)
Net Interest Income and Net Interest Margin
The following table presents the components of net interest income for the periods indicated:

	Three Months Ended					Nine Months Ended
($ in thousands)	9/30/2022	6/30/2022	% Change	9/30/2021	% Change	9/30/2022	9/30/2021	% Change
Interest income/expense on
Loans	$24,835	$21,243	16.9%	$20,537	20.9%	$66,268	$58,792	12.7%
Investment securities	806	668	20.7%	437	84.4%	1,950	1,172	66.4%
Other interest-earning assets	1,194	535	123.2%	194	515.5%	1,957	513	281.5%
Total interest-earning assets	26,835	22,446	19.6%	21,168	26.8%	70,175	60,477	16.0%
Interest-bearing deposits	2,798	1,041	168.8%	885	216.2%	4,689	3,196	46.7%
Borrowings	14	54	(74.1)%	56	(75.0)%	119	239	(50.2)%
Total interest-bearing liabilities	2,812	1,095	156.8%	941	198.8%	4,808	3,435	40.0%
Net interest income	$24,023	$21,351	12.5%	$20,227	18.8%	$65,367	$57,042	14.6%
Average balance of
Loans	$1,905,366	$1,804,368	5.6%	$1,715,106	11.1%	$1,828,187	$1,683,084	8.6%
Investment securities	137,363	135,324	1.5%	136,874	0.4%	132,023	131,039	0.8%
Other interest-earning assets	200,367	195,633	2.4%	188,137	6.5%	198,311	180,663	9.8%
Total interest-earning assets	$2,243,096	$2,135,325	5.0%	$2,040,117	9.9%	$2,158,521	$1,994,786	8.2%
Interest-bearing deposits	$1,137,739	$1,001,424	13.6%	$1,000,332	13.7%	$1,058,105	$1,026,842	3.0%
Borrowings	2,033	11,132	(81.7)%	18,152	(88.8)%	7,824	37,363	(79.1)%
Total interest-bearing liabilities	$1,139,772	$1,012,556	12.6%	$1,018,484	11.9%	$1,065,929	$1,064,205	0.2%
Total funding (1)	$1,965,134	$1,902,247	3.3%	$1,812,649	8.4%	$1,917,766	$1,772,005	8.2%
Annualized average yield/cost of
Loans	5.17%	4.72%		4.75%		4.85%	4.67%
Investment securities	2.33%	1.98%		1.27%		1.97%	1.20%
Other interest-earning assets	2.36%	1.10%		0.41%		1.32%	0.38%
Total interest-earning assets	4.75%	4.22%		4.12%		4.35%	4.05%
Interest-bearing deposits	0.98%	0.42%		0.35%		0.59%	0.42%
Borrowings	2.73%	1.95%		1.22%		2.03%	0.86%
Total interest-bearing liabilities	0.98%	0.43%		0.37%		0.60%	0.43%
Net interest margin	4.25%	4.01%		3.93%		4.05%	3.82%
Cost of total funding (1)	0.57%	0.23%		0.21%		0.34%	0.26%
Supplementary information
Net accretion of discount on loans	$867	$907	(4.4)%	$932	(7.0)%	$2,682	$2,689	(0.3)%
Net amortization of deferred loan fees	$243	$606	(59.9)%	$1,983	(87.7)%	$2,014	$4,662	(56.8)%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Loans. The increases in average yield for the current quarter and year-to-date period were primarily due to an increase in overall interest rates on loans from the rising interest rate environment, partially offset by a decrease in net amortization of deferred loan fees from the decreased amount of SBA PPP loan payoffs.
The following table presents a composition of total loans by interest rate type accompanied with the weighted-average contractual rates as of the dates indicated:

	9/30/2022		6/30/2022		12/31/2021		9/30/2021
	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate	% to Total Loans	Weighted-Average Contractual Rate
Fixed rate loans	24.0%	4.43%	24.5%	4.35%	28.4%	3.98%	29.9%	3.86%
Hybrid rate loans	38.0%	4.23%	37.0%	4.11%	29.1%	4.16%	26.4%	4.28%
Variable rate loans	38.0%	6.75%	38.5%	5.12%	42.5%	3.95%	43.7%	3.96%

Investment Securities. The increases in average yield for the current quarter and year-to-date period were primarily due to a decrease in net amortization of premiums on mortgage-backed securities and collateralized mortgage obligations and higher yield on newly purchased investment securities.
Other Interest-Earning Assets. The increases in average yield for the current quarter and year-to-date period were primarily due to an increased interest rate on cash held at the Federal Reserve Bank (“FRB”) account. The increases in average balance for the current quarter and year-to-date period compared with the same periods of 2021 were primarily due to an increase in average balance of deposits and the Emergency Capital Investment Program (“ECIP”) capital investment, partially offset by an increase in loans. The Company maintains most of its cash at the FRB account.
Interest-Bearing Deposits. The increases in average cost for the current quarter and year-to-date period were primarily due to an increase in market rates.
Provision (reversal) for Loan Losses
Provision (reversal) for loan losses was $3.8 million for the current quarter compared with $(109) thousand for the previous quarter and $(1.1) million for the year-ago quarter. For the current and previous year-to-date periods, provision (reversal) for loan losses was $2.5 million and $(3.1) million, respectively. The increase in provision for loan losses was primarily due to increases in gross loan balance, and qualitative adjustment factors related to current economic condition and increased charge-offs during the current quarter.
The Company recorded net charge-offs of $1.1 million for the current quarter compared with $18 thousand for the previous quarter and $29 thousand for the year-ago quarter. For the current and previous year-to-date periods, the Company recorded net charge-offs (recoveries) of $1.1 million and $(431) thousand, respectively.
Adjusted Allowance to loans held-for-investment ratio(1) was 1.21%, 1.15%, 1.34%, and 1.48% at September 30, 2022, June 30, 2022, December 31, 2021, and September 30, 2021, respectively.
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(1)     Adjusted Allowance to loans held-for-investment ratio is a non-GAAP measure, which excludes SBA PPP loans from loans held-for-investment. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

Noninterest Income
The following table presents the components of noninterest income for the periods indicated:

	Three Months Ended					Nine Months Ended
($ in thousands)	9/30/2022	6/30/2022	% Change	9/30/2021	% Change	9/30/2022	9/30/2021	% Change
Gain on sale of loans	$1,415	$2,039	(30.6)%	$4,269	(66.9)%	$7,231	$9,558	(24.3)%
Service charges and fees on deposits	341	330	3.3%	292	16.8%	974	887	9.8%
Loan servicing income	780	755	3.3%	655	19.1%	2,235	2,082	7.3%
Bank-owned life insurance income	178	175	1.7%	—	—%	525	—	—%
Other income	462	349	32.4%	372	24.2%	1,145	1,069	7.1%
Total noninterest income	$3,176	$3,648	(12.9)%	$5,588	(43.2)%	$12,110	$13,596	(10.9)%

Gain on Sale of Loans. The following table presents information on gain on sale of loans for the periods indicated:

	Three Months Ended					Nine Months Ended
($ in thousands)	9/30/2022	6/30/2022	% Change	9/30/2021	% Change	9/30/2022	9/30/2021	% Change
Gain on sale of SBA loans
Sold loan balance	$27,313	$38,442	(29.0)%	$45,048	(39.4)%	$105,438	$90,074	17.1%
Premium received	2,036	2,600	(21.7)%	4,879	(58.3)%	8,842	10,360	(14.7)%
Gain recognized	1,407	2,039	(31.0)%	4,263	(67.0)%	7,223	9,412	(23.3)%
Gain on sale of residential property loans
Sold loan balance	$858	$—	—%	$301	185.0%	$858	$9,823	(91.3)%
Gain recognized	8	—	—%	2	300.0%	8	142	(94.4)%

Loan Servicing Income. The following table presents information on loan servicing income for the periods indicated:

	Three Months Ended					Nine Months Ended
($ in thousands)	9/30/2022	6/30/2022	% Change	9/30/2021	% Change	9/30/2022	9/30/2021	% Change
Loan servicing income
Servicing income received	$1,302	$1,287	1.2%	$1,180	10.3%	$3,819	$3,577	6.8%
Servicing assets amortization	(522)	(532)	(1.9)%	(525)	(0.6)%	(1,584)	(1,495)	6.0%
Loan servicing income	$780	$755	3.3%	$655	19.1%	$2,235	$2,082	7.3%
Underlying loans at end of period	$538,904	$537,990	0.2%	$511,930	5.3%	$538,904	$511,930	5.3%

The Company services SBA loans and certain residential property loans that are sold to the secondary market.

Noninterest Expense
The following table presents the components of noninterest expense for the periods indicated:

	Three Months Ended					Nine Months Ended
($ in thousands)	9/30/2022	6/30/2022	% Change	9/30/2021	% Change	9/30/2022	9/30/2021	% Change
Salaries and employee benefits	$8,457	$8,125	4.1%	$7,606	11.2%	$25,177	$20,913	20.4%
Occupancy and equipment	1,650	1,537	7.4%	1,399	17.9%	4,584	4,158	10.2%
Professional fees	587	642	(8.6)%	422	39.1%	1,632	1,574	3.7%
Marketing and business promotion	909	310	193.2%	416	118.5%	1,426	1,070	33.3%
Data processing	427	441	(3.2)%	391	9.2%	1,272	1,164	9.3%
Director fees and expenses	179	182	(1.6)%	144	24.3%	530	433	22.4%
Regulatory assessments	150	147	2.0%	12	1,150.0%	438	399	9.8%
Other expense	1,336	861	55.2%	842	58.7%	2,952	2,329	26.7%
Total noninterest expense	$13,695	$12,245	11.8%	$11,232	21.9%	$38,011	$32,040	18.6%

Salaries and Employee Benefits. The increases for the current quarter compared with the previous and year-ago quarters were primarily due to increases in salaries and other employee benefit expense from the increased number of employees, partially offset by a decrease in incentives tied to the sales of Loan Production Offices (“LPO”) originated SBA loans and an increase in loan origination cost, which offsets the recognition of salaries. The increase for the current year-to-date period compared with the previous year-to-date period was due to increases in salaries, other employee benefit expense, the incentives tied to sales of LPO originated SBA loans, and a decrease in loan origination cost.
Total loan origination cost included in salaries and employee benefits were $488 thousand, $461 thousand, and $421 thousand for the current, previous, and year-ago quarters, respectively, and $1.3 million and $1.8 million for the current and previous year-to-date periods, respectively. The Company recognized a higher loan origination cost for the previous year-to-date period primarily due to the SBA PPP loan production in the first quarter of 2021. The number of full-time equivalent employees was 274, 271, and 249 as of September 30, 2022, June 30, 2022, and September 30, 2021, respectively.
Occupancy and Equipment. The increases for the current quarter and year-to-date period were primarily due to new branch openings. The Company opened 2 new branches in Dallas, Texas and Palisades Park, New Jersey during the current quarter and plans to open one more branch in Carrollton, Texas during the fourth quarter of 2022.
Marketing and Business Promotion. The increases for the current quarter and year-to-date period were primarily due to increases in marketing activities and advertisement for the Bank's name change to PCB Bank, and new branch openings.
Director Fees and Expenses. The increases for the current quarter and year-to-date periods compared with the same periods of 2021 were primarily due to a new director appointed during the fourth quarter of 2021.
Regulatory Assessments. During the year-ago quarter, an adjustment was made for the assessment rate decrease.
Other Expense. The increases for the current quarter and year-to-date period were primarily due to an increase in office expense for the new branches and a legal settlement of $150 thousand for the current quarter.

Balance Sheet (Unaudited)
Total assets were $2.33 billion at September 30, 2022, a decrease of $17.5 million, or 0.7%, from $2.34 billion at June 30, 2022, but an increase of $177.3 million, or 8.2%, from $2.15 billion at December 31, 2021 and an increase of $222.4 million, or 10.6%, from $2.10 billion at September 30, 2021. The decrease for the current quarter was primarily due to decreases in cash and cash equivalents and securities available-for-sale, partially offset by increases in loans held-for-sale and loans held-for-investment. The increase for the current year-to-date period was primarily due to increases in loans held-for-investment and securities available-for-sale, partially offset by decreases in cash and cash equivalents and loans held-for-sale.
Loans
The following table presents a composition of total loans (includes both loans held-for-sale and loans held-for-investment) as of the dates indicated:

($ in thousands)	9/30/2022	6/30/2022	% Change	12/31/2021	% Change	9/30/2021	% Change
Real estate loans
Commercial property	$1,271,781	$1,204,142	5.6%	$1,105,843	15.0%	$1,054,351	20.6%
Residential property	297,506	258,259	15.2%	209,485	42.0%	201,635	47.5%
SBA property	136,088	131,420	3.6%	129,661	5.0%	127,845	6.4%
Construction	14,592	12,595	15.9%	8,252	76.8%	6,572	122.0%
Commercial and industrial loans
Commercial term	80,225	73,885	8.6%	73,438	9.2%	74,390	7.8%
Commercial lines of credit	117,960	111,916	5.4%	100,936	16.9%	101,456	16.3%
SBA commercial term	16,542	16,985	(2.6)%	17,640	(6.2)%	18,338	(9.8)%
SBA PPP	1,309	1,583	(17.3)%	65,329	(98.0)%	101,901	(98.7)%
Other consumer loans	23,234	22,225	4.5%	21,621	7.5%	21,390	8.6%
Loans held-for-investment	1,959,237	1,833,010	6.9%	1,732,205	13.1%	1,707,878	14.7%
Loans held-for-sale	18,982	9,627	97.2%	37,026	(48.7)%	29,020	(34.6)%
Total loans	$1,978,219	$1,842,637	7.4%	$1,769,231	11.8%	$1,736,898	13.9%

The increase in loans held-for-investment for the current quarter was primarily due to new funding of $171.9 million and advances on lines of credit of $42.0 million, partially offset by pay-downs and pay-offs of $86.6 million. The increase for the current year-to-date period was primarily due to new funding of $450.8 million and advances of lines of credit of $111.3 million, partially offset by pay-downs and pay-offs of $333.9 million. SBA PPP loans of $274 thousand and $64.0 million were paid off through regular payments or forgiveness from SBA during the current quarter and year-to-date period, respectively.
The increase in loans held-for-sale for the current quarter was primarily due to new funding of $37.1 million, partially offset by sales of $27.7 million. The decrease for the current year-to-date period was primarily due to sales of $105.8 million, partially offset by new funding of $88.2 million.
The following table presents a composition of commitments to extend credit as of the dates indicated:

($ in thousands)	9/30/2022	6/30/2022	% Change	12/31/2021	% Change	9/30/2021	% Change
Real estate loans
Commercial property	$18,400	$20,425	(9.9)%	$20,194	(8.9)%	$17,873	2.9%
SBA property	3,730	4,265	(12.5)%	3,068	21.6%	4,747	(21.4)%
Construction	11,093	12,080	(8.2)%	5,180	114.2%	9,478	17.0%
Commercial and industrial loans
Commercial term	2,027	2,347	(13.6)%	1,097	84.8%	1,455	39.3%
Commercial lines of credit	254,738	218,850	16.4%	169,000	50.7%	156,411	62.9%
SBA commercial term	572	383	49.3%	149	283.9%	245	133.5%
Other consumer loans	847	1,086	(22.0)%	595	42.4%	130	551.5%
Total commitments to extend credit	$291,407	$259,436	12.3%	$199,283	46.2%	$190,339	53.1%

Credit Quality
The following table presents a summary of non-performing loans, non-performing assets and classified assets as of the dates indicated:

($ in thousands)	9/30/2022	6/30/2022	% Change	12/31/2021	% Change	9/30/2021	% Change
Nonaccrual loans
Real estate loans
Commercial property	$2,444	$—	—%	$—	—%	$—	—%
Residential property	372	450	(17.3)%	—	—%	—	—%
SBA property	552	564	(2.1)%	746	(26.0)%	766	(27.9)%
Commercial and industrial loans
Commercial term	3	—	—%	—	—%	—	—%
Commercial lines of credit	4,000	—	—%	—	—%	—	—%
SBA commercial term	—	185	(100.0)%	213	(100.0)%	314	(100.0)%
Other consumer loans	25	24	4.2%	35	(28.6)%	33	(24.2)%
Total nonaccrual loans held-for-investment	7,396	1,223	504.7%	994	644.1%	1,113	564.5%
Loans past due 90 days or more and still accruing	—	—	—%	—	—%	3	(100.0)%
Non-performing loans (“NPLs”)	7,396	1,223	504.7%	994	644.1%	1,116	562.7%
Other real estate owned (“OREO”)	—	808	(100.0)%	—	—%	—	—%
Non-performing assets (“NPAs”)	$7,396	$2,031	264.2%	$994	644.1%	$1,116	562.7%
Loans past due and still accruing
Past due 30 to 59 days	$215	$682	(68.5)%	$549	(60.8)%	$292	(26.4)%
Past due 60 to 89 days	195	—	—%	5	3,800.0%	—	—%
Past due 90 days or more	—	—	—%	—	—%	3	(100.0)%
Total loans past due and still accruing	$410	$682	(39.9)%	554	(26.0)%	$295	39.0%
Troubled debt restructurings (“TDRs”)
Accruing TDRs	$542	$555	(2.3)%	$576	(5.9)%	$589	(8.0)%
Nonaccrual TDRs	7	10	(30.0)%	17	(58.8)%	26	(73.1)%
Total TDRs	$549	$565	(2.8)%	$593	(7.4)%	$615	(10.7)%
Special mention loans	$5,986	$6,313	(5.2)%	$18,092	(66.9)%	$17,315	(65.4)%
Classified assets
Classified loans	$10,293	$3,980	158.6%	$5,168	99.2%	$5,345	92.6%
OREO	—	808	(100.0)%	—	—%	—	—%
Classified assets	$10,293	$4,788	115.0%	$5,168	99.2%	$5,345	92.6%
NPLs to loans held-for-investment	0.38%	0.07%		0.06%		0.07%
NPAs to total assets	0.32%	0.09%		0.05%		0.05%
Classified assets to total assets	0.44%	0.20%		0.24%		0.25%

The decrease in special mention loans for the current year-to-date period was primarily due to improvements of 2 loans with an aggregated carrying value of $11.3 million at December 31, 2021. The increases in nonaccrual commercial property loans and commercial lines of credit, and classified loans for the current quarter were primarily due to downgrades of loans to a single credit relationship.
Investment Securities
Total investment securities were $129.4 million at September 30, 2022, a decrease of $9.7 million, or 6.95%, from $139.1 million at June 30, 2022 and a decrease of $3.7 million, or 2.8%, from $133.1 million at September 30, 2021, but an increase of $6.2 million, or 5.03%, from $123.2 million at December 31, 2021. The decrease for the current quarter was primarily due to principal pay-downs and calls of $6.4 million, a fair value decrease of $6.3 million, and net premium amortization of $75 thousand, partially offset by purchases of $3.1 million. The increase for the current year-to-date period was primarily due to purchases of $41.1 million, partially offset by principal pay-downs and calls of $18.8 million, a fair value decrease of $15.8 million, and net premium amortization of $307 thousand.

Deposits
The following table presents the Company’s deposit mix as of the dates indicated:

	9/30/2022		6/30/2022		12/31/2021		9/30/2021
($ in thousands)	Amount	% to Total	Amount	% to Total	Amount	% to Total	Amount	% to Total
Noninterest-bearing demand deposits	$809,842	40.9%	$988,454	49.5%	$830,383	44.5%	$832,240	45.4%
Interest-bearing deposits
Savings	13,028	0.7%	14,686	0.7%	16,299	0.9%	13,294	0.7%
NOW	17,550	0.9%	18,881	0.9%	20,185	1.1%	20,461	1.1%
Retail money market accounts	522,412	26.4%	458,605	22.9%	386,041	20.5%	376,333	20.5%
Brokered money market accounts	10,010	0.5%	1	0.1%	1	0.1%	4	0.1%
Retail time deposits of
$250,000 or less	236,864	12.0%	235,956	11.8%	256,956	13.8%	262,207	14.3%
More than $250,000	239,271	12.1%	186,024	9.3%	172,269	9.2%	163,127	8.9%
State and brokered time deposits	129,121	6.5%	95,000	4.8%	185,000	9.9%	165,000	9.0%
Total interest-bearing deposits	1,168,256	59.1%	1,009,153	50.5%	1,036,751	55.5%	1,000,426	54.6%
Total deposits	$1,978,098	100.0%	$1,997,607	100.0%	$1,867,134	100.0%	$1,832,666	100.0%

The decrease in noninterest-bearing demand deposits for the current quarter was primarily due to strong deposit market competition and the migration of large amount of noninterest-bearing demand deposits to money market accounts and time deposits attributable to the rising market rates. To remain competitive in this rising interest rate environment, the Bank started to offer higher rates on deposit products to retain and attract new customers.
The increase in retail time deposits for the current quarter was primarily due to new accounts of $152.8 million, renewals of the matured accounts of $182.6 million and balance increases of $6.3 million, partially offset by matured and closed accounts of $287.7 million. The increase for the current year-to-date period was primarily due to new accounts of $252.2 million, renewals of the matured accounts of $480.2 million and balance increases of $15.8 million, partially offset by matured and closed accounts of $701.4 million.
Liquidity
The following table presents a summary of the Company’s liquidity position as of September 30, 2022:

($ in thousands)	9/30/2022
Cash and cash equivalents	$154,038
Cash and cash equivalents to total assets	6.6%

Available borrowing capacity
FHLB advances	$586,125
Federal Reserve Discount Window	29,065
Overnight federal funds lines	65,000
Total	$680,190
Total available borrowing capacity to total assets	29.2%

Shareholders’ Equity
Shareholders’ equity was $332.7 million at September 30, 2022, a decrease of $1.7 million, or 0.5%, from $334.4 million at June 30, 2022, but an increase of $76.4 million, or 29.8%, from $256.3 million at December 31, 2021 and an increase of $85.1 million, or 34.4%, from $247.6 million at September 30, 2021. The decrease for the current quarter and year-to-date period were primarily due to cash dividends declared on common stock, an increase in accumulated other comprehensive loss, and repurchase of common stock, partially offset by net income. The increase for the current year-to-date period was primarily due to net income and issuance of preferred stock (as discussed below), partially offset by cash dividends declared on common stock, repurchase of common stock and an increase in accumulated other comprehensive loss. The Company declared cash dividends of $2.2 million and $6.7 million for the current quarter and year-to-date period, respectively.
Stock Repurchase
On April 8, 2021, the Company’s Board of Directors approved a repurchase program authorizing the repurchase of up to 5% of the Company’s outstanding common stock as of the date of the board meeting, which represented 775,000 shares, through September 7, 2021. The Company repurchased and retired 680,269 shares of common stock totaling $10.9 million at a weighted-average price of $15.99 per share under this program.
On July 28, 2022, the Company’s Board of Directors approved a repurchase program authorizing for the repurchase of up to 5% of the Company’s outstanding common stock as of the date of the board meeting, which represented 747,938 shares, through February 1, 2023. The Company repurchased and retired 119,941 shares of common stock at a weighted-average price of $18.75 per share, totaling $2.2 million under this repurchase program as of September 30, 2022.
Issuance of Preferred Stock Under the Emergency Capital Investment Program
On May 24, 2022, the Company issued 69,141 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, liquidation preference of $1,000 per share (“Series C Preferred Stock”) for the capital investment of $69.1 million from the U.S. Treasury under the Emergency Capital Investment Program (“ECIP”). ECIP investment is treated as tier 1 capital for regulatory capital purposes.
The Series C Preferred Stock bears no dividend for the first 24 months following the investment date. Thereafter, the dividend rate will be adjusted based on the lending growth criteria listed in the terms of the ECIP investment with an annual dividend rate up to 2%. After the tenth anniversary of the investment date, the dividend rate will be fixed based on average annual amount of lending in years 2 through 10.
Capital Ratios
Based on changes to the Federal Reserve’s definition of a “Small Bank Holding Company” that increased the threshold to $3 billion in assets in August 2018, the Company is not currently subject to separate minimum capital measurements. At such time as the Company reaches the $3 billion asset level, it will again be subject to capital measurements independent of the Bank. For comparison purposes, the Company’s ratios are included in following discussion. The following table presents capital ratios for the Company and the Bank as of the dates indicated:

	9/30/2022	6/30/2022	12/31/2021	9/30/2021	Well Capitalized Requirements
PCB Bancorp
Common tier 1 capital (to risk-weighted assets)	13.69%	14.44%	14.79%	15.07%	N/A
Total capital (to risk-weighted assets)	18.34%	19.25%	16.04%	16.32%	N/A
Tier 1 capital (to risk-weighted assets)	17.14%	18.11%	14.79%	15.07%	N/A
Tier 1 capital (to average assets)	14.74%	15.37%	12.11%	11.91%	N/A
PCB Bank
Common tier 1 capital (to risk-weighted assets)	16.82%	17.79%	14.48%	14.76%	6.5%
Total capital (to risk-weighted assets)	18.02%	18.92%	15.73%	16.01%	10.0%
Tier 1 capital (to risk-weighted assets)	16.82%	17.79%	14.48%	14.76%	8.0%
Tier 1 capital (to average assets)	14.47%	15.09%	11.85%	11.66%	5.0%

About PCB Bancorp
PCB Bancorp is the bank holding company for PCB Bank, a California state chartered bank, offering a full suite of commercial banking services to small to medium-sized businesses, individuals and professionals, primarily in Southern California, and predominantly in Korean-American and other minority communities.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control, including but not limited to general economic uncertainty in the United States and abroad, the impact of inflation, changes in interest rates (including actions taken by the Federal Reserve to address inflation), deposit flows, and real estate values, and their corresponding impact on our customers, and the network and data incident discovered on August 30, 2021. These and other important factors are detailed in various securities law filings made periodically by the Company, copies of which are available from the Company without charge. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
Contact:
Timothy Chang
Executive Vice President & Chief Financial Officer
213-210-2000

PCB Bancorp and Subsidiary
Consolidated Balance Sheets (Unaudited)
($ in thousands, except share and per share data)

	9/30/2022	6/30/2022	% Change	12/31/2021	% Change	9/30/2021	% Change
Assets
Cash and due from banks	$22,252	$23,125	(3.8)%	$15,222	46.2%	$19,688	13.0%
Interest-bearing deposits in other financial institutions	131,786	276,785	(52.4)%	188,063	(29.9)%	195,285	(32.5)%
Total cash and cash equivalents	154,038	299,910	(48.6)%	203,285	(24.2)%	214,973	(28.3)%
Securities available-for-sale, at fair value	129,401	139,067	(7.0)%	123,198	5.0%	133,102	(2.8)%
Loans held-for-sale	18,982	9,627	97.2%	37,026	(48.7)%	29,020	(34.6)%
Loans held-for-investment	1,959,237	1,833,010	6.9%	1,732,205	13.1%	1,707,878	14.7%
Allowance for loan losses	(23,761)	(21,071)	12.8%	(22,381)	6.2%	(23,807)	(0.2)%
Net loans held-for-investment	1,935,476	1,811,939	6.8%	1,709,824	13.2%	1,684,071	14.9%
Premises and equipment, net	4,671	3,633	28.6%	3,098	50.8%	3,306	41.3%
Federal Home Loan Bank and other bank stock	10,183	10,183	—%	8,577	18.7%	8,577	18.7%
Other real estate owned, net	—	808	(100.0)%	—	—%	—	—%
Bank-owned life insurance	29,883	29,705	0.6%	29,358	1.8%	—	—%
Deferred tax assets, net	12,135	11,869	2.2%	10,824	12.1%	7,519	61.4%
Servicing assets	7,627	7,716	(1.2)%	7,269	4.9%	7,009	8.8%
Operating lease assets	6,897	6,512	5.9%	6,786	1.6%	7,164	(3.7)%
Accrued interest receivable	6,070	5,212	16.5%	5,368	13.1%	5,494	10.5%
Other assets	11,688	8,379	39.5%	5,122	128.2%	4,464	161.8%
Total assets	$2,327,051	$2,344,560	(0.7)%	$2,149,735	8.2%	$2,104,699	10.6%
Liabilities
Deposits
Noninterest-bearing demand	$809,842	$988,454	(18.1)%	$830,383	(2.5)%	$832,240	(2.7)%
Savings, NOW and money market accounts	563,000	492,173	14.4%	422,526	33.2%	410,092	37.3%
Time deposits of $250,000 or less	305,985	270,956	12.9%	341,956	(10.5)%	327,207	(6.5)%
Time deposits of more than $250,000	299,271	246,024	21.6%	272,269	9.9%	263,127	13.7%
Total deposits	1,978,098	1,997,607	(1.0)%	1,867,134	5.9%	1,832,666	7.9%
Federal Home Loan Bank advances	—	—	—%	10,000	(100.0)%	10,000	(100.0)%
Operating lease liabilities	7,402	7,067	4.7%	7,444	(0.6)%	7,862	(5.9)%
Accrued interest payable and other liabilities	8,832	5,511	60.3%	8,871	(0.4)%	6,573	34.4%
Total liabilities	1,994,332	2,010,185	(0.8)%	1,893,449	5.3%	1,857,101	7.4%
Commitments and contingent liabilities
Shareholders’ equity
Preferred stock	69,141	69,141	—%	—	—%	—	—%
Common stock	153,890	155,842	(1.3)%	154,992	(0.7)%	154,618	(0.5)%
Retained earnings	120,699	115,992	4.1%	101,140	19.3%	92,248	30.8%
Accumulated other comprehensive income (loss), net	(11,011)	(6,600)	66.8%	154	NM	732	NM
Total shareholders’ equity	332,719	334,375	(0.5)%	256,286	29.8%	247,598	34.4%
Total liabilities and shareholders’ equity	$2,327,051	$2,344,560	(0.7)%	$2,149,735	8.2%	$2,104,699	10.6%

Outstanding common shares	14,853,140	14,956,760		14,865,825		14,841,626
Book value per common share (1)	$22.40	$22.36		$17.24		$16.68
TCE per common share (2)	$17.75	$17.73		$17.24		$16.68
Total loan to total deposit ratio	100.01%	92.24%		94.76%		94.77%
Noninterest-bearing deposits to total deposits	40.94%	49.48%		44.47%		45.41%

(1)The ratios are calculated by dividing total shareholders’ equity by the number of outstanding common shares. The Company did not have any intangible equity components for the presented periods.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.

PCB Bancorp and Subsidiary
Consolidated Statements of Income (Unaudited)
($ in thousands, except share and per share data)

	Three Months Ended					Nine Months Ended
	9/30/2022	6/30/2022	% Change	9/30/2021	% Change	9/30/2022	9/30/2021	% Change
Interest and dividend income
Loans, including fees	$24,835	$21,243	16.9%	$20,537	20.9%	$66,268	$58,792	12.7%
Investment securities	806	668	20.7%	437	84.4%	1,950	1,172	66.4%
Other interest-earning assets	1,194	535	123.2%	194	515.5%	1,957	513	281.5%
Total interest income	26,835	22,446	19.6%	21,168	26.8%	70,175	60,477	16.0%
Interest expense
Deposits	2,798	1,041	168.8%	885	216.2%	4,689	3,196	46.7%
Other borrowings	14	54	(74.1)%	56	(75.0)%	119	239	(50.2)%
Total interest expense	2,812	1,095	156.8%	941	198.8%	4,808	3,435	40.0%
Net interest income	24,023	21,351	12.5%	20,227	18.8%	65,367	57,042	14.6%
Provision (reversal) for loan losses	3,753	(109)	NM	(1,053)	NM	2,453	(3,134)	NM
Net interest income after provision (reversal) for loan losses	20,270	21,460	(5.5)%	21,280	(4.7)%	62,914	60,176	4.5%
Noninterest income
Gain on sale of loans	1,415	2,039	(30.6)%	4,269	(66.9)%	7,231	9,558	(24.3)%
Service charges and fees on deposits	341	330	3.3%	292	16.8%	974	887	9.8%
Loan servicing income	780	755	3.3%	655	19.1%	2,235	2,082	7.3%
Bank-owned life insurance income	178	175	1.7%	—	—%	525	—	—%
Other income	462	349	32.4%	372	24.2%	1,145	1,069	7.1%
Total noninterest income	3,176	3,648	(12.9)%	5,588	(43.2)%	12,110	13,596	(10.9)%
Noninterest expense
Salaries and employee benefits	8,457	8,125	4.1%	7,606	11.2%	25,177	20,913	20.4%
Occupancy and equipment	1,650	1,537	7.4%	1,399	17.9%	4,584	4,158	10.2%
Professional fees	587	642	(8.6)%	422	39.1%	1,632	1,574	3.7%
Marketing and business promotion	909	310	193.2%	416	118.5%	1,426	1,070	33.3%
Data processing	427	441	(3.2)%	391	9.2%	1,272	1,164	9.3%
Director fees and expenses	179	182	(1.6)%	144	24.3%	530	433	22.4%
Regulatory assessments	150	147	2.0%	12	1,150.0%	438	399	9.8%
Other expense	1,336	861	55.2%	842	58.7%	2,952	2,329	26.7%
Total noninterest expense	13,695	12,245	11.8%	11,232	21.9%	38,011	32,040	18.6%
Income before income taxes	9,751	12,863	(24.2)%	15,636	(37.6)%	37,013	41,732	(11.3)%
Income tax expense	2,798	3,771	(25.8)%	4,613	(39.3)%	10,728	12,305	(12.8)%
Net income	$6,953	$9,092	(23.5)%	$11,023	(36.9)%	$26,285	$29,427	(10.7)%

Earnings per common share
Basic	$0.47	$0.61		$0.74		$1.76	$1.94
Diluted	$0.46	$0.60		$0.73		$1.73	$1.92
Average common shares
Basic	14,877,879	14,883,768		14,779,707		14,869,997	15,090,989
Diluted	15,088,089	15,122,452		15,031,558		15,126,863	15,298,065

Dividend paid per common share	$0.15	$0.15		$0.12		$0.45	$0.32
Return on average assets (1)	1.19%	1.65%		2.11%		1.58%	1.94%
Return on average shareholders’ equity (1)	8.16%	12.48%		17.98%		11.84%	16.40%
Return on average TCE (1), (2)	10.25%	13.85%		17.98%		13.31%	16.40%
Efficiency ratio (3)	50.35%	48.98%		43.51%		49.06%	45.36%

(1)Ratios are presented on an annualized basis.
(2)Non-GAAP. See “Non-GAAP Measures” for reconciliation of this measure to its most comparable GAAP measure.
(3)The ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Three Months Ended
	9/30/2022			6/30/2022			9/30/2021
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$1,905,366	$24,835	5.17%	$1,804,368	$21,243	4.72%	$1,715,106	$20,537	4.75%
Mortgage-backed securities	93,546	518	2.20%	88,032	416	1.90%	95,908	278	1.15%
Collateralized mortgage obligation	24,090	151	2.49%	25,929	125	1.93%	22,534	57	1.00%
SBA loan pool securities	10,435	56	2.13%	11,164	43	1.54%	10,390	45	1.72%
Municipal bonds (2)	4,491	34	3.00%	5,347	37	2.78%	5,759	36	2.48%
Corporate bonds	4,801	47	3.88%	4,852	47	3.89%	2,283	21	3.65%
Other interest-earning assets	200,367	1,194	2.36%	195,633	535	1.10%	188,137	194	0.41%
Total interest-earning assets	2,243,096	26,835	4.75%	2,135,325	22,446	4.22%	2,040,117	21,168	4.12%
Noninterest-earning assets
Cash and due from banks	20,609			20,801			19,915
Allowance for loan losses	(21,117)			(21,204)			(24,854)
Other assets	76,851			73,137			35,187
Total noninterest-earning assets	76,343			72,734			30,248
Total assets	$2,319,439			$2,208,059			$2,070,365
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$577,975	1,375	0.94%	$464,829	430	0.37%	$387,661	291	0.30%
Savings	14,990	2	0.05%	14,989	2	0.05%	12,806	2	0.06%
Time deposits	544,774	1,421	1.03%	521,606	609	0.47%	599,865	592	0.39%
Total interest-bearing deposits	1,137,739	2,798	0.98%	1,001,424	1,041	0.42%	1,000,332	885	0.35%
Other borrowings	2,033	14	2.73%	11,132	54	1.95%	18,152	56	1.22%
Total interest-bearing liabilities	1,139,772	2,812	0.98%	1,012,556	1,095	0.43%	1,018,484	941	0.37%
Noninterest-bearing liabilities
Noninterest-bearing demand	825,362			889,691			794,165
Other liabilities	16,057			13,677			14,531
Total noninterest-bearing liabilities	841,419			903,368			808,696
Total liabilities	1,981,191			1,915,924			1,827,180
Total shareholders’ equity	338,248			292,135			243,185
Total liabilities and shareholders’ equity	$2,319,439			$2,208,059			$2,070,365
Net interest income		$24,023			$21,351			$20,227
Net interest spread (3)			3.77%			3.79%			3.75%
Net interest margin (4)			4.25%			4.01%			3.93%
Total deposits	$1,963,101	$2,798	0.57%	$1,891,115	$1,041	0.22%	$1,794,497	$885	0.20%
Total funding (5)	$1,965,134	$2,812	0.57%	$1,902,247	$1,095	0.23%	$1,812,649	$941	0.21%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Average Balance, Average Yield, and Average Rate (Unaudited)
($ in thousands)

	Nine Months Ended
	9/30/2022			9/30/2021
	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)	Average Balance	Interest Income/ Expense	Avg. Yield/Rate(6)
Assets
Interest-earning assets
Total loans (1)	$1,828,187	$66,268	4.85%	$1,683,084	$58,792	4.67%
Mortgage-backed securities	88,634	1,241	1.87%	90,095	726	1.08%
Collateralized mortgage obligation	22,775	324	1.90%	23,442	168	0.96%
SBA loan pool securities	10,566	137	1.73%	10,959	148	1.81%
Municipal bonds (2)	5,152	107	2.78%	5,774	109	2.52%
Corporate bonds	4,896	141	3.85%	769	21	3.65%
Other interest-earning assets	198,311	1,957	1.32%	180,663	513	0.38%
Total interest-earning assets	2,158,521	70,175	4.35%	1,994,786	60,477	4.05%
Noninterest-earning assets
Cash and due from banks	20,599			19,359
Allowance for loan losses	(21,561)			(25,753)
Other assets	72,563			37,371
Total noninterest-earning assets	71,601			30,977
Total assets	$2,230,122			$2,025,763
Liabilities and Shareholders’ Equity
Interest-bearing liabilities
Deposits
NOW and money market accounts	$492,130	2,118	0.58%	$398,459	941	0.32%
Savings	15,205	6	0.05%	11,676	4	0.05%
Time deposits	550,770	2,565	0.62%	616,707	2,251	0.49%
Total interest-bearing deposits	1,058,105	4,689	0.59%	1,026,842	3,196	0.42%
Other borrowings	7,824	119	2.03%	37,363	239	0.86%
Total interest-bearing liabilities	1,065,929	4,808	0.60%	1,064,205	3,435	0.43%
Noninterest-bearing liabilities
Noninterest-bearing demand	851,837			707,800
Other liabilities	15,485			13,925
Total noninterest-bearing liabilities	867,322			721,725
Total liabilities	1,933,251			1,785,930
Total shareholders’ equity	296,871			239,833
Total liabilities and shareholders’ equity	$2,230,122			$2,025,763
Net interest income		$65,367			$57,042
Net interest spread (3)			3.75%			3.62%
Net interest margin (4)			4.05%			3.82%
Total deposits	$1,909,942	$4,689	0.33%	$1,734,642	$3,196	0.25%
Total funding (5)	$1,917,766	$4,808	0.34%	$1,772,005	$3,435	0.26%

(1)Total loans include both loans held-for-sale and loans held-for-investment, net of deferred loan fees and costs.
(2)The yield on municipal bonds has not been computed on a tax-equivalent basis.
(3)Net interest spread is calculated by subtracting average rate on interest-bearing liabilities from average yield on interest-earning assets.
(4)Net interest margin is calculated by dividing annualized net interest income by average interest-earning assets.
(5)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.
(6)Annualized.

PCB Bancorp and Subsidiary
Non-GAAP Measures
($ in thousands)

Adjusted allowance for loan losses to loans held-for-investment ratio
Adjusted Allowance to loans held-for-investment ratio is calculated by removing SBA PPP loans from loans held-for-investment from the Allowance to loans held-for-investment ratio calculation. The SBA launched the PPP to provide a direct incentive for small businesses to keep their workers on the payroll in response to the COVID-19 pandemic. The SBA guarantees 100% of the PPP loans made to eligible borrowers, and the loans are eligible to be forgiven if certain conditions are met, at which point the SBA will make payments to the Bank for the forgiven amounts. The SBA guarantee on PPP loans cannot be separated from the loan and therefore is not a separate unit of account. The Company considered the SBA guarantee in the Allowance evaluation and determined that it is not required to reserve an Allowance on SBA PPP loans. Management believes this non-GAAP measure enhances comparability to prior periods and provide supplemental information regarding the Company’s credit trends. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following tables provide reconciliations of the non-GAAP measure with financial measure defined by GAAP.

($ in thousands)		9/30/2022	6/30/2022	12/31/2021	9/30/2021
Loans held-for-investment	(a)	$1,959,237	$1,833,010	$1,732,205	$1,707,878
Less: SBA PPP loans	(b)	1,309	1,583	65,329	101,901
Loans held-for-investment, excluding SBA PPP loans	(c)=(a)-(b)	$1,957,928	$1,831,427	$1,666,876	$1,605,977
Allowance	(d)	$23,761	$21,071	$22,381	$23,807
Allowance to loans held-for-investment ratio	(d)/(a)	1.21%	1.15%	1.29%	1.39%
Adjusted Allowance to loans held-for-investment ratio	(d)/(c)	1.21%	1.15%	1.34%	1.48%

Return on average tangible common equity, tangible common equity per common share and tangible common equity to total assets ratios
The Company's TCE is calculated by subtracting preferred stock from stockholders’ equity. The Company does not have any intangible assets for the presented periods. Return on average TCE, TCE per common share, and TCE to total assets constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

($ in thousands)		Three Months Ended			Nine Months Ended
		9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
Average total shareholders' equity	(a)	$338,248	$292,135	$243,185	$296,871	$239,833
Less: average preferred stock	(b)	69,141	28,872	—	32,924	—
Average TCE	(c)=(a)-(b)	$269,107	$263,263	$243,185	$263,947	$239,833
Net income	(d)	$6,953	$9,092	$11,023	$26,285	$29,427
Return on average shareholder's equity (1)	(d)/(a)	8.16%	12.48%	17.98%	11.84%	16.40%
Return on average TCE (1)	(d)/(c)	10.25%	13.85%	17.98%	13.31%	16.40%

(1) Annualized.

($ in thousands, except per share data)		9/30/2022	6/30/2022	12/31/2021	9/30/2021
Total shareholders' equity	(a)	$332,719	$334,375	$256,286	$247,598
Less: preferred stock	(b)	69,141	69,141	—	—
TCE	(c)=(a)-(b)	$263,578	$265,234	$256,286	$247,598
Outstanding common shares	(d)	14,853,140	14,956,760	14,865,825	14,841,626
Book value per common share	(a)/(d)	$22.40	$22.36	$17.24	$16.68
TCE per common share	(c)/(d)	$17.75	$17.73	$17.24	$16.68
Total assets	(e)	$2,327,051	$2,344,560	$2,149,735	$2,104,699
Total shareholders' equity to total assets	(a)/(e)	14.30%	14.26%	11.92%	11.76%
TCE to total assets	(c)/(e)	11.33%	11.31%	11.92%	11.76%